Exhibit 10.4
STOCK CANCELLATION AGREEMENT

This Stock Cancellation Agreement (this “Agreement”) is made and entered into on March 20, 2012, by and among GMS Capital Corp., a Florida corporation (the “Company”), and 7776446 Canada Inc. doing business as Cosmera Inc., a Canadian corporation ( the “Stockholder”).

RECITALS

WHEREAS, as of the date of this Agreement, the Stockholder is the record and beneficial owner of three million five hundred seventy four thousand nine hundred twenty (3,574,920) shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”);

WHEREAS, as of the Closing (as defined below), the Stockholder will be the record and beneficial owner of forty two million eight hundred ninety nine thousand forty (42,899,040) post-Forward Split (as defined below) shares (the “Forward Split Shares”) of the Company’s Common Stock;

WHEREAS, the Company entered into a License and Distribution Agreement with 8012415 Canada Inc. (“Canada”) dated March 16, 2012 (the “License Agreement”) pursuant to which Canada granted the Company an exclusive worldwide license to distribute, market and sell Nacara brand cosmetic products, excluding the territories of Finland, Russia and Sweden, in exchange for a royalty of 5% of the gross revenues of the Products sold by the Company;

WHEREAS, the Company entered into a Stock Purchase Agreement with Nacara Montreal Inc. (“Nacara”) dated March 16, 2012 (the “Stock Purchase Agreement”) pursuant to which the Company acquired one hundred (100) Class A shares of common stock of 8012415 Canada Inc. from Nacara and an option (the “Option”) to purchase ten million (10,000,000) Class D shares of common stock of Canada from Nacara for the purchase price of seven hundred twenty nine thousand nine hundred twenty nine (729,929) pre-Forward Split shares of the Company’s $0.001 par value common stock (“Option Shares”);

WHEREAS, in connection with the Stock Purchase Agreement, the Company entered into a Lock-Up Agreement with Nacara dated March 16, 2012 (the “Lock-Up Agreement”) pursuant to which Nacara agreed that the issuance of Option Shares to be issued to Nacara upon the Company’s exercise of the Option will be subject to lock up provisions such that the Option Shares will be held in escrow and remitted to the Seller on the occurrence of certain milestones of the Company;

WHEREAS, subject to Stockholder’s approval, the Company intends to effectuate a twelve (12) for one (1) forward stock split (the “Forward Split”) and change its name to “Nacara Corp.” (the “Name Change”) within ninety (90) days of the closing of the Stock Purchase Agreement, the Lock-Up Agreement and the License Agreement; and

WHEREAS, in consideration of Nacara’s and Canada’s willingness to enter into the transactions contemplated by the Stock Purchase Agreement, the Lock-Up Agreement and the License Agreement and in order to provide an appropriate capital structure of the Company after the effectiveness of the Forward Split and Name Change (the “Effectiveness”), the Stockholder desires to have cancelled and the Company desires to cancel all of the Forward Split Shares effective thirty (30) days after the Effectiveness of the Forward Split and the Name Change (the “Effective Date”).

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:

1. Cancellation of Shares.  As of the Effective Date, the Forward Split Shares shall be cancelled and retired by the Company and shall be of no further force or effect. Upon written notice to the Stockholder of the Effectiveness (the “Notice”), the Stockholder shall deliver to the Company the certificate or certificates representing the Forward Split Shares, duly executed for transfer, or accompanied by stock powers duly executed in blank (with a medallion guarantee or such other evidence of signature as the Company’s transfer agent may require).

2. Effectiveness of this Agreement.  The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of the Company or at such other place as the parties may mutually agree, on the Effective Date.  In the event the Company does not effectuate the Forward Split and Name Change, this Agreement shall not become effective.  In that event, the Company shall deliver to the Stockholder all certificates representing the Forward Split Shares.

3. Representations of Stockholder.  The Stockholder represents and warrants to the Company, as of the date the Stockholder executes this Agreement and as of the Closing, that:

(a) The Stockholder has the legal capacity to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Stockholder and is a valid and legally binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms.

(b) The Stockholder is the sole holder of record of the Shares and the Forward Split Shares (collectively the “Stockholder’s Shares”), and is the beneficial owner of the Stockholder’s Shares, free and clear of all liens, and there exists no restriction on the transfer of the Stockholder’s Shares to the Company. The Stockholder shall deliver to the Company, upon receipt of the Notice, good and marketable title to the Stockholder’s Shares free and clear of all liens.

(c) No action has been taken by the Stockholder that would give rise to a claim against the Company for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

4. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to conflict-of-laws rules.

5. Undertakings.  The Stockholder and the Company hereby agrees to take whatever additional action and execute whatever additional documents may be reasonably necessary or advisable in order to carry out or effect one or more of the provisions of this Agreement.

6. Counterparts; Signatures.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document.  Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

7. Entire Agreement.  This Agreement and the agreements and instruments to be delivered by the parties at Closing represent the entire understanding and agreement between the parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings.

[signatures page to follow]

    IN WITNESS WHEREOF, the parties have executed this Stock Cancellation Agreement as of the dates set forth below.

GMS CAPITAL CORP.

By:	/s/ Caroline Coulombe	Date: March 20, 2012
Caroline Coulombe
Its:	President

7776446 CANADA INC. DOING BUSINES AS COSMERA INC.
By:	/s/ Caroline Coulombe	Date: March 20, 2012
Caroline Coulombe
Its:	President